EXHIBIT 99.1

Marinus Pharmaceuticals PROVIDES BUSINESS UPDATE AND REPORTS SECOND quarter 2016 FINANCIAL RESULTS

RADNOR, PA,  August 9, 2016 (Globe  Newswire) -- Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS), a biopharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders,  today provided a business update and announced its financial results for the second quarter ended June 30, 2016.

“Marinus is committed to developing ganaxolone, a CNS-selective GABAA modulator, for children and adults suffering from status epilepticus and rare pediatric genetic disorders,” commented Christopher M. Cashman, chief executive officer of Marinus Pharmaceuticals. “Our strategy is centered on driving patient benefit and value of our ganaxolone franchise by focusing our financial and development resources on programs and indications where the mechanistic rationale for ganaxolone use is defined and there is a clear pathway to treatment success.  In the near term, we anticipate announcing top-line data from our Phase 2 exploratory clinical trial in PCDH19 epilepsy and completing our Phase 1 clinical trial of ganaxolone IV. Additionally, we are initiating exploratory studies in female depression disorders.”

Pediatric Orphan Genetic Epilepsy

Late last year, Marinus announced early observations from its  exploratory Phase 2 clinical trial in females with PCDH19 pediatric epilepsy. Marinus has since completed enrollment and remains on-track to announce data this quarter.

Concurrent with the evaluation of the PCDH19 pediatric epilepsy population, Marinus has expanded enrollment to include additional targeted genetic epilepsies that, like PCDH19, could benefit from ganaxolone’s mechanism of action. To that end, Marinus has expanded enrollment to include CDKL5 and other pediatric genetic epilepsies.  Data from these additional patient populations will be available early next year and results from this study, along with interactions with regulatory agencies, will shape the Company’s Phase 3 strategy.

Anxiety Behavior Disorders

A recent exploratory Phase 2 placebo-controlled study in children with Fragile X Syndrome (FXS) delivered a signal for the anxiolytic effects of ganaxolone. In the study, anxious FXS patients treated with ganaxolone showed improvements in anxiety and hyperactivity across multiple measurement scales.  This evidence of anxiety benefit could be instrumental not only in the continued development for FXS patients, but for other pediatric orphan indications that Marinus is pursuing where anxiety is a common feature of the disease.

Status Epilepticus (SE)

Marinus is evaluating an intravenous formulation of ganaxolone for use in acute care settings.  Enrollment and dosing is continuing in the Phase 1 clinical trial designed to evaluate the safety, pharmacokinetics, and pharmacodynamics of ganaxolone IV in healthy volunteers. SE is a life-threatening medical emergency associated with high mortality and limited treatments. Upon a successful completion of the Phase 1 study, Marinus plans to evaluate ganaxolone IV in patients with SE. Observations of SE patient response to ganaxolone are expected to be available first half 2017. In addition, Marinus is making preparations to commence its Phase 2/3  clinical trial in patients with SE in 2017.

Second Quarter Financial Update

At June 30, 2016, the Company had cash, cash equivalents and investments of $44.8 million, compared to $57.7 million at December 31, 2015. The Company believes that its cash, cash equivalents and investments, as of June 30, 2016, are adequate to fund operations into the first half of 2018.

Research and development expenses increased to $7.3 million and $12.8 million for the three and six months ended June 30, 2016, respectively, as compared to $3.9 million and $9.4 million for the same periods in the prior year. The increase in both periods was due primarily to $1.7 million in clinical manufacturing supplies received, an increase of approximately $0.6 million in expenses associated with preclinical and clinical activities in our IV program, and approximately $0.5 million associated with data analysis related to our Phase 3 clinical trial in adults with drug-resistant focal onset seizures.

General and administrative expenses increased to $1.6 million and $3.2 million for the three and six months ended June 30, 2016, respectively, as compared to $1.3 million and $2.7 million for the same periods in the prior year. The increase in both periods was primarily due to increases in non-cash stock-based compensation expense.

Marinus reported net losses of $8.9 million and $16.2 million for the three and six months ended June 30, 2016, respectively. Our cash used in operating activities was $12.3 million for the six months ended June 30, 2016 compared to $9.2 million for the same period a year ago.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and Annual Report on Form 10-K filed with the Securities and Exchange Commission, which includes further detail on the Company’s business plans and operations, financial condition and results of operations.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety and convenient dosing, to improve the lives of patients suffering from epilepsy and neuropsychiatric disorders. Ganaxolone is a CNS-selective GABAA modulator that acts on a well-characterized target in the brain known to have both anti-seizure and anti-anxiety effects. Ganaxolone is being developed in three different dose forms (IV, capsule and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Ganaxolone IV is in a Phase 1 clinical trial to treat status epilepticus. Ganaxolone IV is complemented by its oral dose forms, providing the potential for IV-to-oral continuation therapy for patients transitioning from acute care to outpatient settings. Ganaxolone capsule and liquid is being studied in orphan pediatric indications with comorbidities in seizures and behavior disorders – PCDH19, CDKL5, and Fragile X Syndrome. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical trial testing schedule and milestones, the ability to complete enrollment in our clinical trials, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.  Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters, including the development of formulations of ganaxolone, that could affect the availability or commercial potential of our drug candidates.  Marinus undertakes no obligation to update or revise any forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:Company:

Lisa M. Caperelli

Senior Director, Investor Relations & Corporate Communications

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

646-362-5750

awheeler@tiberend.com

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	June 30, 2016	December 31, 2015

ASSETS
Cash and cash equivalents	$ 39,102	$ 51,722
Investments	5,661	5,962
Other assets	1,402	1,964
Total assets	$ 46,165	$ 59,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$ 10,196	$ 7,435
Notes payable, long-term portion	3,489	5,236
Other long term liabilities	149	56
Total liabilities	13,834	12,727
Total stockholders’ equity	32,331	46,921
Total liabilities and stockholders’ equity	$ 46,165	$ 59,648

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Expenses:
Research and development	$7,258	$3,915	$12,752	$9,384
General and administrative	1,586	1,255	3,190	2,696
Loss from operations	(8,844)	(5,170)	(15,942)	(12,080)
Interest income	34	15	56	28
Interest expense	(124)	(117)	(248)	(232)
Other income (expense)	(15)	(1)	(31)	9
Net loss	$(8,949)	$(5,273)	(16,165)	(12,275)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.46)	$(0.37)	$(0.83)	$(0.87)
Basic and diluted weighted average shares outstanding	19,509,220	14,223,739	19,486,944	14,146,431